Exhibit 99.1

Digital Colony Completes Acquisition of Boingo Wireless

LOS ANGELES and BOCA RATON – June 2, 2021 – Boingo Wireless, Inc. (“Boingo” or “the Company”) (NASDAQ: WIFI), the leading distributed antenna system (“DAS”) and Wi-Fi provider that serves carriers, consumers, property owners and advertisers worldwide, and an affiliate of Digital Colony Management, LLC (“Digital Colony”) today announced that funds managed by affiliates of Digital Colony completed their acquisition of Boingo. The transaction, which was previously announced on March 1, 2021, valued Boingo at approximately $854 million, including the assumption of $199 million of Boingo’s net debt obligations.

Under the terms of the merger agreement, which was approved by Boingo’s stockholders at a special meeting held on June 1, 2021, Boingo stockholders will receive $14.00 in cash per share of Boingo’s common stock. As a result of the completion of the transaction, Boingo is now a privately-held company and its common stock no longer trades on the NASDAQ.

Founded in 2001, Boingo is the leader in the indoor wireless digital infrastructure sector with a recognized brand and a complete, differentiated product set. With the closing of the transaction, Digital Colony owns a company with:

•	Strong industry-wide relationships, based on an established track record of building and operating high-quality, reliable indoor wireless networks in partnership with venues across the U.S.

•	Deep expertise managing complex indoor wireless deployments, positioning the Company to meet evolving customer and user expectations for seamless, integrated networks that combine DAS, Wi-Fi, and CBRS technologies to support next generation enterprise private networks

•	Exciting growth prospects for its military infrastructure platform, which provides connectivity to troops around the globe and enjoys strong competitive positioning

•	A significant total addressable market of over 20,000 venues, which remains largely untapped and offers opportunities across its core products

“The completion of this transaction marks an exciting new chapter for Boingo to advance our business strategy forward with greater flexibility and resources,” said Mike Finley, Chief Executive Officer of Boingo Wireless. “Digital Colony brings significant operational expertise through its ownership of various digital infrastructure businesses, and together, we are committed to addressing the critical need for wireless connectivity. We believe the best is yet to come as this need continues to drive demand for our neutral host, converged networks.”

“With the adoption of 5G, Wi-Fi 6 and CBRS, demand for converged indoor networks will continue to dramatically increase over the next decade. As a leading indoor digital infrastructure provider serving the connectivity needs of essential properties, Boingo is ideally positioned to build on its market leadership and capitalize on this growth opportunity,” said Marc Ganzi, Colony Capital President and CEO of Colony Capital and CEO of Digital Colony. “This investment represents a unique platform that will only further be enhanced by Digital Colony’s strong operational capabilities, industry relationships, and access to capital. We look forward to working with Mike and the entire Boingo team as they continue to advance its business strategy in developing and deploying reliable networks and serving their diverse set of high-quality customers.”

TAP Advisors acted as the exclusive financial advisor and provided a fairness opinion to Boingo’s Board of Directors in connection with the transaction and Gunderson Dettmer served as legal counsel. Credit Suisse acted as lead financial advisor and Truist Securities Inc. acted as co-financial advisor to Digital Colony in connection with the transaction. Debt financing for the transaction was led by Truist Securities Inc. along with Joint Lead Arrangers and Joint Bookrunners TD Securities and CIT. Simpson Thacher served as legal advisor to Digital Colony.

About Boingo Wireless

Boingo Wireless, Inc. helps the world stay connected. Our vast footprint of DAS, Wi-Fi and small cells reaches more than a billion people annually, making Boingo one of the largest providers of indoor wireless networks. You’ll find Boingo connecting people and things at airports, stadiums, military bases, convention centers, and commercial properties. To learn more about the Boingo story, visit www.boingo.com

About Digital Colony

Digital Colony is a leading global investment firm dedicated to digital infrastructure. With a heritage of over 25 years investing in and operating businesses across the digital ecosystem including towers, data centers, fiber, and small cells, the Digital Colony team manages a $32 billion portfolio of digital infrastructure assets on behalf of its shareholders and limited partners. Digital Colony, a subsidiary of Colony Capital (NYSE:CLNY), is headquartered in Boca Raton with offices in New York, Los Angeles, London and Singapore, and has over 90 investment and operating professionals. For more information, please visit www.digitalcolony.com

CONTACTS:

For Boingo:

Media:

Melissa Robinson

Vice President, Marketing & Communications

mrobinson@boingo.com

(818) 321-7234

Investors:

Kimberly Orlando / Ariel Papermaster

ADDO Investor Relations

investors@boingo.com

(310) 829-5400

For Digital Colony:

Jon Keehner / Julie Hamilton

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

2